Exhibit 10.2

March 26, 2018	CONFIDENTIAL

Dan Stone

11149 McClure Manor Drive

Charlotte, NC 28277

Dear Dan:

Office Depot is excited to have CompuCom as our technology services platform. During the integration period, we need to remain focused on delivering the best possible results for the Company and for our customers. You are a very valuable member of the Office Depot/CompuCom team and are needed to assist us in performing through the integration.

We are pleased to offer you a retention bonus opportunity, subject to the following terms and conditions:

1. Retention Period. Unless earlier terminated as hereinafter provided, the retention period shall commence on the date of this letter agreement and shall end on December 31, 2019 (the “Retention Period”).

2. Eligibility, Vesting and Payment. You are eligible to earn a retention payment of up to $1,000,000.00 (“Retention Payment”), if you remain actively employed by the Company or an affiliate until the last day of the Retention Period.

The Retention Payment shall vest in two equal installments of $500,000.00 (each, an “Installment”), with the first Installment to vest on December 31, 2018 and the second Installment to vest on December 31, 2019 (each, a “Retention Payment Date” and collectively, the “Retention Payment Dates”); provided that, you remain actively employed until the Retention Payment Date corresponding to an Installment in order to vest in that Installment. If you vest in an Installment, the Installment shall be paid to you in a lump sum, less applicable taxes or other deductions required by law, within sixty (60) days after the Retention Payment Date corresponding to that Installment. If prior to the Retention Payment Date corresponding to an Installment, your employment is terminated: (i) involuntarily by the Company for any reason other than the reason set forth in Section 3 below or (ii) voluntarily by you for any reason, that Installment shall be immediately forfeited.

Upon your receipt of the full Retention Payment under this letter agreement, the Company shall have no further obligation to you with respect to the subject matter under this letter agreement. This letter agreement shall terminate upon the earlier of forfeiture of all or a portion of the Retention Payment as provided above or upon the payment of the full Retention Payment.

3. Termination of Employment. If, prior to the last day of the Retention Period your employment is terminated by the Company for reasons which qualify you for payment of severance under the terms of your March 26, 2018 offer letter, such termination shall result in an immediate vesting of the remaining portion of the Retention Payment which has not yet vested. You will not be entitled to receive the Retention Payment if your employment terminates for any reason other than by the Company for reasons which qualify you for payment of severance under the terms of your March 26, 2018 offer letter prior to the last day of the Retention Period.

Any payment due under Section 3 is contingent upon you executing and, if applicable, not revoking the Company’s customary release and covenant-not-to-sue agreement. The Company will provide the release to you not later than seven (7) days after your termination date. You must (i) execute and return the release to the Company within the period specified in the release (which will not be more than 45 days after you receive it) and (ii) not revoke the release within any applicable seven-day revocation period (the

“Release Period”). The Company will make payment of the amount payable under this Section 3, less applicable taxes, other deductions required by law, within fifteen (15) days after the expiration of the Release Period. Notwithstanding the above, if the timing of your execution of the release can impact the calendar year in which payment is made to you under this Section 3, payment will not be made until the later calendar year.

4. Interpretation. The Senior Vice President, Human Resources will be empowered to make all determinations or interpretations contemplated under this letter agreement, which determinations and interpretations will be binding and conclusive on you and the Company.

5. Successors: Transferability. This letter agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. None of your rights under this letter agreement may be assigned, transferred, pledged or otherwise disposed of by you, other than by your will or under the laws of descent and distribution.

6. Withholding. The Company will be authorized to withhold from the payment of any portion of your Retention Payment that may become payable hereunder, the amount of any applicable federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

7. No Right to Employment or Other Benefits. This letter agreement will not be construed as a guarantee of continued employment.

8. No Trust Fund. This letter agreement will not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any of its affiliates and you or any other person. To the extent that you acquire the right to receive payments from the Company or any of its affiliates under this letter agreement, such right will be no greater than the right of any unsecured general creditor of the Company.

9. Other Plans. The Retention Payment that may become payable to you hereunder will not be taken into account in computing your salary or other compensation for purposes of determining any benefits or compensation payable to you or your beneficiaries or estate under (i) any retirement, life insurance or other benefit arrangement of the Company or any of its affiliates or (ii) any other agreement between you and the Company or any of its affiliates.

10. Section 409A. To the extent applicable, this letter agreement shall at all times be administered and construed in accordance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other guidance thereunder (“Code Section 409A”), including any applicable exceptions. Each Installment is a separate payment for purposes of Code Section 409A. The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this letter agreement that is reasonably necessary to comply with Code Section 409A. For the sake of clarity, payment of each Installment (as applicable), to the extent not forfeited as provided in Sections 2 and 3 above, shall be triggered by the first to occur of your termination of employment or the Retention Payment Date applicable to such installment, as provided in Section 2 above. To the extent that any compensation payable under this letter agreement constitutes deferred compensation within the meaning of Code Section 409A, (i) the provisions of this letter agreement that provide for payment of such compensation that is triggered by your termination of employment shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (“Separation from Service”), and (ii) if, on the date of your Separation from Service, you are a “specified employee” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i) (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)) and to the extent the Company makes a good faith determination that payment of such compensation must be delayed to comply with Code Section 409A(a)(2)(B)(i), payment of such compensation that is triggered by your Separation from Service shall be made on the first business day following the six (6) month anniversary of the date of such Separation from Service (provided, however, that if you die after the date of such Separation from Service, payment will be paid to your estate in a lump sum without regard to the six-month delay that otherwise applies to specified employees). You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this letter agreement and, notwithstanding anything else in this letter agreement, that you are solely responsible for all taxes due with respect to any payment under this letter agreement.

11. Governing Law. The validity, construction, and effect of this award letter will be determined in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

Please return an executed copy of this letter agreement to Matt VonDette in the enclosed envelope within ten (10) days. Any questions regarding this letter agreement should be directed to Matt VonDette at Matt.VonDette@officedepot.com or 561.438.8225.

Sincerely,

/s/ Zoe Maloney
Zoe Maloney
Senior Vice President, Human Resources

Acknowledged and Agreed:

Dan Stone	Date

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